EXHIBIT 99.1

Company contact:	John B. Kelso, Director of Investor Relations (303) 837-1661 or john.kelso@whiting.com
Whiting Petroleum Corporation Announces Pricing of
$250 Million of Senior Subordinated Notes
DENVER — September 28, 2005 — Whiting Petroleum Corporation (NYSE: WLL) announced today that it priced $250 million of Senior Subordinated Notes due 2014 in a private placement under Rule 144A under the Securities Act of 1933. The securities were priced at par with a coupon of 7.0%. The private placement is expected to close on October 4, 2005.
Whiting expects to use the net proceeds from the sale of the notes to pay the cash portion of the purchase price for the previously announced acquisition of the North Ward Estes properties and to repay a portion of the debt currently outstanding under the credit agreement of its wholly-owned subsidiary, Whiting Oil and Gas Corporation, that was incurred in connection with the acquisition of the Postle properties.
This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.
The securities sold have not been registered under the Securities Act of 1933 or any state securities laws and, unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

About Whiting Petroleum Corporation
Whiting Petroleum Corporation is a growing energy company based in Denver, Colorado. Whiting Petroleum Corporation is a holding company engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Rocky Mountains, Permian Basin, Gulf Coast, Michigan and Mid-Continent regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit http://www.whiting.com.